AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT
RULE 30e-3

Security Benefit Life Insurance Company (the “Company”) on its own behalf and on behalf of each separate account of the Company as set forth on Schedule A to the participation agreement, as may be amended from time to time (each an “Account”), Eaton Vance Variable Trust (the “Trust”), a Massachusetts business trust, and Eaton Vance Distributors, Inc. (the “Distributor”), a Massachusetts company have entered into a participation agreement dated January 7, 2014 (the “Participation Agreement”) whereby the Company invests in shares of certain of the portfolios of the Trust (the “Fund”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts” or “Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract owners”).
This Amendment No. 1 to Participation Agreement (the “Amendment”) is entered into by and among the Company, the Trust, and the Distributor (collectively, the “Parties”), and is effective as of the Effective Date set forth herein.
RECITALS
WHEREAS, the Parties desire to supplement and amend the Participation Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the Investment Company Act of 1940 (“Rule 30e-3” or “the Rule”);
WHEREAS, the Fund is responsible for preparing and timely filing with the Securities and Exchange Commission (“SEC”) and/or providing to the Company the Required Materials, as specified in paragraph (b)(1) of Rule 30e-3 and as defined below; and
WHEREAS, the Company intends to host the website of Required Materials.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:
1.
Posting and Availability of Fund Shareholder Reports and Other Required Materials.  The Company shall be responsible for and shall fulfill the website posting requirements specified in paragraph (b) of Rule 30e-3.  The Company shall ensure that, with respect to the Fund, the following Fund materials are posted to a website address specified by the Company (the “Specified Website”), and are publicly accessible and free of charge on the Specified Website: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters; all of (i) through (iv) to be as specified in paragraph (b)(1) of Rule 30e- 3 (items (i) through (iv) collectively, with respect to the Fund, the “Required Materials”).

2.
Preparation, Content, and Timely Provision of Required Materials. The Fund and the Distributor shall be responsible for the preparation and content of the Required Materials, including, but not limited to, the accuracy and completeness of the Required Materials.  The Fund and the Distributor shall send a .pdf file of the Required Materials to rpsupport@dfinsolutions.com as soon as practicable after filing with the SEC, but no later than fifty-five (55) days after the close of the period for which the Required Materials are being made. Without limiting the generality of the foregoing in any manner, the Fund and the Distributor shall be responsible for ensuring that the Required Materials:

(a)
Meet the applicable standards of the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940 (the “1940 Act”); and all rules and regulations under those Acts; and

(b)
Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.
Notification; Reliance on Third Party to Provide Documents.  If, for any reason, the Fund and Adviser are unable to provide the Required Materials in the manner set forth in section 2, the Fund and Distributor shall promptly notify the Company. The Fund and Adviser shall be responsible for the actions or inactions or any other failures of any third party that they may utilize to provide the Required Materials to the Company in the manner set forth in section 2; and any actions, inactions or other failures by any such third party shall not relieve the Fund or Adviser from their obligations under this Amendment.

4.	Specified Website. The Specified Website is as identified in Exhibit 1 hereto, and it may be changed by the Company from time to time without notice to the Fund and Distributor.
5.	Paper Notice to Contract Owners. The Company shall provide a paper notice to its Contract owners, if and to the extent such notice is required by paragraph (c) of Rule 30e-3.
6.
Delivery of Paper Copy Upon “Ad Hoc” Request.  The Company shall fulfill ad hoc requests from Contract owners for a paper copy of any of the Required Materials, if and to the extent required by paragraph (e) of Rule 30e-3.

7.
Investor Elections to Receive Future Fund Reports in Paper.  The Company shall fulfill Contract Owner elections to receive future Fund shareholder reports (with respect to the Fund) in paper, if and to the extent required by paragraph (f) of Rule 30e-3.

8.
Provision of Paper or Electronic Documents. To satisfy Contract Owner requests under sections 6 and 7 above, the Fund and the Distributor shall provide the Company with as many printed copies of the Required Materials as the Company may reasonably request, with expenses to be borne in accordance with Schedule B hereto.

9.
Expenses. Expenses associated with providing, printing and distributing the Required Materials shall be allocated in accordance with Schedule B attached hereto, which supersedes and replaces in its entirety Schedule B to the Participation Agreement.

10.	Construction of this Amendment; Participation Agreement.
(a)
This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and any interpretations of the Rule by the SEC, its staff, courts, or other appropriate legal authorities.

(b)
This Amendment supplements and amends the Participation Agreement.  To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

(c)	Capitalized and other terms used in this Amendment shall have the meaning given to them in the Participation Agreement, unless otherwise defined herein.
11.	Indemnification. The Parties agree that the indemnification provision in the Participation Agreement applies to the Parties’ duties and obligations under this Amendment.
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12.
Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by email in .pdf form shall be treated as an original.

13.	Effective Date. This Amendment is effective as of April 15, 2021.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY		EATON VANCE VARIABLE TRUST
By:	DOUGLAS WOLFF	By:	JAMES KIRCHNER
Print Name:	Douglas Wolff	Print Name:	James Kirchner
Title:	President	Title:	Treasurer

EATON VANCE DISTRIBUTORS, INC.
By:	BRIAN TARANTO
Print Name:	Brian Taranto
Title:	President

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EXHIBIT 1

https://dfinview.com/SecurityBenefit?site=SBL

SCHEDULE B

EXPENSES

The Fund and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below. The term "Current" is defined as an existing Contract owner with value allocated to one or more Portfolios. The term "Prospective" is defined as a potential new Contract owner.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Fund Prospectus	Printing and Distribution (including postage)	Fund	Current - Fund (Company may choose to do the printing at Fund's expense) Prospective - Company
Fund Prospectus and SAI Supplements	If required by Fund, Distributor or Trust, Printing and Distribution (including postage)	Fund	Fund (Company may choose to do the printing at Fund's expense)
	If required by Company, Printing and Distribution (including postage)	Company	Company
Fund SAI	Printing	Fund	Fund
	Distribution (including postage)	Party who receives request	Party who receives request
Proxy Material for Fund	Printing	Fund	Fund
	Distribution to Current (including postage), tabulation and solicitation	Company	Fund
Fund Annual & Semi-Annual Report	Printing and Distribution when requested by Company (including postage)	Company	Fund (Company may choose to do the printing at Fund's expense)

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Fund Annual & Semi-Annual Report	Printing and Distribution when requested by Prospective (including postage)	Company	Company
	Providing a PDF of such documents	Fund	Fund
Notices of Availability of Fund Annual and Semi-Annual Reports (“Notices”)	Printing and Distribution (including postage)	Company	Fund (Company may choose to do the printing at Fund's expense)1
Portfolio Holdings For Most Recent First and Third Fiscal Quarters	Printing and Distribution when requested by Current;	Fund	Fund (Company may choose to do the printing at Fund's expense)
	Printing and Distribution when requested by Prospective	Company	Company
	Providing a PDF of such documents	Fund	Fund
Contract Prospectus	Printing and Distribution (including postage)	Company	Company
Contract Prospectus and SAI Supplements	Printing and Distribution (including postage)	Company	Company
Contract SAI	Printing and Distribution (including postage)	Company	Company
Other communication to Prospective and Current	Printing and Distribution (including postage)	Company	If Required by Law or Fund-Fund If Required by Company -Company

1 With respect to Notices, the Fund shall reimburse the Company for expenses associated with preparing and mailing the Notices, calculated as a pro-rata share based on the number of Contract owners invested in the Fund versus all other funds offered under the Contracts.

Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of a Fund, and expenses paid or assumed by a Fund pursuant to any Rule 12b-1 plan
		Trust or Distributor	Fund
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company	Company